NEWS

Charter Announces Third Quarter 2014 Results
Execution of Product and Service Strategy Continues to Drive Growth

Stamford, Connecticut - October 29, 2014 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2014.

Key highlights:

•	Third quarter revenues of $2.3 billion grew 8.0% as compared to the prior-year period, led by residential revenue growth of 6.7%, and commercial revenue growth of 17.7%.

•	Third quarter Adjusted EBITDA[1] grew by 7.0% year-over-year. Net loss totaled $53 million in the third quarter of 2014, an improvement compared to a $70 million net loss in the year-ago period.

•	Total residential customer relationships grew by 4.9% over the last twelve months, with third quarter residential revenue per customer growing 2.0% compared to the prior-year period.

•
Residential customer relationships increased 68,000 during the third quarter, versus 46,000 during the third quarter of 2013. Residential primary service units ("PSUs") increased by 114,000 during the period, versus 100,000 in the year-ago quarter, including continued improvement in year-over-year Internet and video customer trends.

•
As of the end of the third quarter of 2014, Charter had completed over 80% of its all-digital initiative, having deployed over 2 million set top boxes since the start of Charter's all-digital transition in 2013. Charter remains on schedule to complete its all-digital initiative by year-end 2014.

"Charter’s strategy to create value by delivering superior products and service, at highly competitive prices, is working. As a result, our customer growth continues to accelerate" said Tom Rutledge, President and CEO of Charter Communications. "Our growing levels of customer and product penetration, and revenue per household, are generating faster revenue and EBITDA growth. Our new product suite, Charter Spectrum, has been deployed and is designed to further build that operating and financial momentum, delivering greater value to both customers and shareholders."

1 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	September 30, 2014 (a)	September 30, 2013 (a)	Y/Y Change
Footprint
Estimated Video Passings (b)	12,819	12,794	—
Estimated Internet Passings (b)	12,484	12,475	—
Estimated Voice Passings (b)	11,978	11,815	1%

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	33.5%	34.0%	-0.5 ppts
Internet Penetration of Estimated Internet Passings (c)	39.7%	36.4%	3.3 ppts
Voice Penetration of Estimated Voice Passings (c)	21.4%	19.9%	1.5 ppts

Residential
Residential Customer Relationships (d)	5,768	5,498	5%
Residential Non-Video Customers	1,611	1,319	22%
% Non-Video	27.9%	24.0%	3.9 ppts

Customers
Video (e)	4,157	4,179	(1)%
Internet (f)	4,662	4,290	9%
Voice (g)	2,389	2,217	8%
Residential PSUs (h)	11,208	10,686	5%
Residential PSU / Customer Relationships (d)(h)	1.94	1.94

Quarterly Net Additions/(Losses) (i)
Video (e)	(9)	(27)	NM
Internet (f)	94	86	9%
Voice (g)	29	41	(29)%
Residential PSUs (h)	114	100	14%

Bulk Digital Upgrade Net Additions (j)	20	3	NM

Single Play Penetration (k)	38.1%	37.7%	0.4 ppts
Double Play Penetration (l)	29.3%	30.2%	-0.9 ppts
Triple Play Penetration (m)	32.6%	32.2%	0.4 ppts
Digital Penetration (n)	97.7%	91.2%	6.5 ppts

Monthly Residential Revenue per Residential Customer (d)(o)	$110.81	$108.68	2%

Commercial
Commercial Customer Relationships (d)(p)	380	359	6%

Customers
Video (e)(p)	139	166	(16)%
Internet (f)	294	245	20%
Voice (g)	172	138	25%
Commercial PSUs (h)	605	549	10%

Quarterly Net Additions/(Losses) (i)
Video (e)(p)	(15)	2	NM
Internet (f)	12	12	—
Voice (g)	8	7	14%
Commercial PSUs (h)	5	21	(76)%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

NM - Not meaningful

During the third quarter of 2014, Charter's residential customer relationship and PSU growth improved year-over-year. Residential customer relationships grew by 68,000, up from 46,000 in the third quarter of 2013, with triple play sell-in improving year-over-year, to 57% of total residential video sales. Commercial customer relationships declined by 5,000 in the third quarter of 2014, compared to a gain of 12,000 customers in the prior-year period. The year-over-year decline in net commercial customer relationship growth was primarily driven by digitization and by a higher video rate when counting Charter's commercial equivalent bulk units (“EBU”) for the third quarter of 2014.

Residential PSUs increased by 114,000 versus 100,000 in the year-ago quarter, while commercial PSUs increased 5,000 during the third quarter versus a gain of 21,000 in the year-ago quarter.

As of the end of the third quarter of 2014, Charter had completed over 80% of its all-digital initiative. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-tops, which offer higher picture quality, an interactive programming guide and video on demand on all TV outlets in the home. Charter expects to complete its all-digital initiative by year-end 2014.

During the third quarter, Charter continued to introduce its new product suite, Charter Spectrum, in markets that were recently converted to all-digital, including portions of Charter's Michigan, Wisconsin, Georgia and California footprints, and other areas. Charter customers in these markets now have access to an industry-leading suite of video, data, and voice services that includes over 200 HD channels, in addition to minimum offered Internet speeds of 60 Mbps, and a fully featured voice service, delivered at a highly competitive price. Charter Spectrum is being introduced across Charter's markets in 2014, in conjunction with the Company's all-digital initiative. Charter Spectrum is available to new Charter customers, and to existing customers within the Company's new pricing and packaging structure launched in 2012. As of the end of the third quarter of 2014, 84% of residential customers were in Charter's new pricing and packaging, excluding customers in the former Bresnan properties.

Residential video customers decreased by 9,000 in the third quarter of 2014, versus a loss of 27,000 in the year-ago period. The improvement in video customer performance was driven by digital bulk upgrades and Charter's increasingly competitive video product, including more HD channels and video on demand offerings, attractive packaging of advanced services, improved selling methods, and enhanced service quality.

Charter added 94,000 residential Internet customers in the third quarter of 2014, compared to 86,000 a year ago. As of September 30, 2014, 85% of Charter's residential Internet customers subscribed to tiers that provided speeds of 30 Mbps or more. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering.

During the third quarter, the Company added 29,000 residential voice customers, versus a gain of 41,000 during the third quarter of 2013.

Third quarter residential revenue per customer relationship totaled $110.81, and grew by 2.0% as compared to the prior-year period, driven by rate adjustments, higher product sell-in and promotional rate step-ups, partially offset by continued single play Internet sell-in and bulk digital upgrades.

Third Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,
	2014	2013	% Change
REVENUES:
Video	$1,109	$1,047	5.9%
Internet	652	575	13.4%
Voice	141	161	(12.4)%
Commercial	253	215	17.7%
Advertising sales	87	75	16.0%
Other	45	45	—%
Total Revenues	2,287	2,118	8.0%

COSTS AND EXPENSES:
Total operating costs and expenses (excluding depreciation and amortization)	1,504	1,386	8.5%

Adjusted EBITDA	$783	$732	7.0%

Adjusted EBITDA margin	34.2%	34.6%

Capital Expenditures	$569	$425
% Total Revenues	24.9%	20.1%

Net loss	$(53)	$(70)
Loss per common share, basic and diluted	$(0.49)	$(0.68)

Net cash flows from operating activities	$520	$538
Free cash flow	$(62)	$132

Revenue

Third quarter 2014 revenues rose to $2.3 billion, 8.0% higher than the year-ago quarter, due to growth in Internet, video and commercial revenues.

Video revenues totaled $1.1 billion in the third quarter, an increase of 5.9% compared to the prior-year period. Video revenue growth was driven by higher expanded basic and digital penetration, annual and promotional rate adjustments, higher advanced services penetration, and revenue allocation from higher bundling, partially offset by a decrease in residential limited basic video customers.

Internet revenues grew 13.4% compared to the year-ago quarter to $652 million, driven by an increase of 372,000 Internet customers during the last year and by promotional rolloff, legacy price adjustments and revenue allocation from higher bundling.

Voice revenues totaled $141 million, a decline of 12.4% versus the third quarter of 2013, due to value-based pricing and revenue allocation from higher bundling, partially offset by the addition of 172,000 voice customers in the last twelve months.

Commercial revenues rose to $253 million, an increase of 17.7% over the prior-year period, and was driven by higher sales to small and medium business customers and to carrier customers.

Third quarter advertising sales revenues of $87 million increased 16.0% compared to the year-ago quarter, primarily driven by an increase in political advertising revenue. Excluding the benefit of political advertising revenue generated in the third quarter of 2014, and during the corresponding prior-year period, total third quarter 2014 advertising sales revenues grew by approximately 6% year-over-year.

Operating Costs and Expenses

Third quarter total operating costs and expenses increased 8.5% compared to the year-ago period, reflecting increases in programming costs, costs to service customers, and other expenses.

Third quarter programming expense increased by $67 million, or 12.1%, as compared to the third quarter of 2013, reflecting contractual programming increases, a 1.9% increase in expanded basic package customers over the last twelve months and a one-time programming expense benefit in the third quarter of 2013. Costs to service customers grew by $17 million, or 4.1% as compared to the third quarter of last year, driven primarily by higher labor costs to deliver higher quality products and service levels. Other expenses grew by $28 million, or 15.1%, as compared to the third quarter of 2013, reflecting higher commercial and administrative labor costs.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $783 million grew by 7.0% year-over-year, reflecting revenue growth and operating costs and expenses growth of 8.0% and 8.5%, respectively. Excluding the impact of non-recurring items included in Charter’s third quarter 2013 and 2014 results, transition expenses associated with the Comcast transactions and political advertising, Charter’s third quarter 2014 Adjusted EBITDA grew by just over 8% year-over-year.

Net Loss

Net loss totaled $53 million in the third quarter of 2014, an improvement compared to a $70 million net loss in the year-ago period, reflecting higher Adjusted EBITDA, partly offset by higher depreciation and amortization. Basic and diluted net loss per common share was $0.49 in the third quarter of 2014 compared to $0.68 during the same period last year. The decrease in net loss per common share was primarily the result of the factors described above.

Capital Expenditures

Property, plant and equipment expenditures were $569 million in the third quarter of 2014, compared to $425 million, during the third quarter of 2013. The increase was the result of greater investments in customer premise equipment ("CPE"), scalable infrastructure and support capital. The increase in CPE spending was driven by Charter's all-digital initiative. Third quarter scalable infrastructure spending included higher product development investments related to the continuing rollout of Charter Spectrum, including faster Internet. The increase in support capital expenditures was driven by Charter's ongoing insourcing initiatives.

Excluding 2014 potential expenditures specifically related to the transactions announced with Comcast on April 28, Charter expects 2014 capital expenditures to be approximately $2.2 billion, including approximately $500 million for Charter's all-digital transition and spend related to efforts to insource service operations as well as product development. The actual amount of our capital expenditures will depend on the pace of transition planning to service a larger customer base upon closing of the previously-announced transactions with Comcast.

Cash Flow

During the third quarter of 2014, net cash flows from operating activities totaled $520 million, compared to $538 million in the third quarter of 2013. The decline in net cash flows from operating activities was primarily related to an increase in working capital partly offset by higher Adjusted EBITDA.

Negative free cash flow for the third quarter of 2014 was $62 million, compared to free cash flow of $132 million during the same period last year. The decrease was primarily due to higher capital expenditures, and to lower net cash flow from operating activities.

In the third quarter of 2014, Charter secured committed financing of $8.4 billion including $1 billion of term loan A maturing in 2020. Subsequently, Charter entered into a $3.5 billion term loan G maturing in 2021. The net proceeds from the new term loans will be used to finance Charter’s acquisition, from Comcast, of cable systems serving approximately 1.5 million Time Warner Cable Inc. ("TWC") video customers. The net proceeds may also be used for any “true up” payment made by Charter to Comcast associated with the previously announced asset transfer between Charter and Comcast of cable systems serving approximately 1.5 million TWC video customers and approximately 1.6 million Charter video customers, and transaction and financing expenses.

Liquidity

Total principal amount of debt was approximately $17.7 billion as of September 30, 2014, including the $3.5 billion new term loan G. Proceeds from the new term loan G are being held in escrow at Charter's unrestricted subsidiary, CCO Safari, LLC and recorded as noncurrent restricted cash and cash equivalents. At the end of the quarter, Charter held $10 million of unrestricted cash and cash equivalents, and its credit facilities provided approximately $774 million of additional liquidity.

Conference Call

Charter will host a conference call on Friday, October 31, 2014 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 11295259.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on December 1, 2014. The conference ID code for the replay is 11295259.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for the three and nine months ended September 30, 2014 which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, on October 31, 2014. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

Management and the Company's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $62 million and $49 million for the three months ended September 30, 2014 and 2013, respectively and $184 million and $147 million for the nine months ended September 30, 2014 and 2013, respectively.

In addition to the actual results for the three and nine months ended September 30, 2014 and 2013, we have provided pro forma results in this release for the nine months ended September 30, 2013. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012. Pro forma statements of operations for the nine months ended September 30, 2013 are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC.  Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to Comcast Corporation ("Comcast") Transactions

•	the ultimate outcome of the proposed transactions between Charter and Comcast including the possibility that such transactions may not occur if closing conditions are not satisfied;

•
if any such transaction were to occur, the ultimate outcome and results of integrating operations and application of our operating strategies to the acquired assets and the ultimate ability to realize synergies at the levels currently expected as well as potential programming dis-synergies;

•
the impact of the proposed transaction on our stock price and future operating results, including due to transaction and integration costs, increased interest expense, business disruption, and diversion of management time and attention;

•	the reduction in our current stockholders’ percentage ownership and voting interest as a result of the proposed transaction;

•	the increase in indebtedness as a result of the proposed transactions, which will increase interest expense and may decrease our operating flexibility;

Risks Related to Our Business

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies, including in connection with our plan to make our systems all-digital in 2014;

•	the effects of governmental regulation on our business or potential business combination transactions;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013		2014	2013
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$1,109	$1,047	5.9%	$3,309	$2,991	10.6%
Internet	652	575	13.4%	1,906	1,596	19.4%
Voice	141	161	(12.4)%	436	490	(11.0)%
Commercial	253	215	17.7%	731	587	24.5%
Advertising sales	87	75	16.0%	234	208	12.5%
Other	45	45	—%	132	135	(2.2)%
Total Revenues	2,287	2,118	8.0%	6,748	6,007	12.3%

COSTS AND EXPENSES:
Programming	621	554	12.1%	1,834	1,585	15.7%
Franchises, regulatory and connectivity	105	104	1.0%	319	296	7.8%
Costs to service customers	429	412	4.1%	1,250	1,164	7.4%
Marketing	136	131	3.8%	404	359	12.5%
Other	213	185	15.1%	596	509	17.1%
Total operating costs and expenses (excluding depreciation and amortization)	1,504	1,386	8.5%	4,403	3,913	12.5%

Adjusted EBITDA	783	732	7.0%	2,345	2,094	12.0%

Adjusted EBITDA margin	34.2%	34.6%		34.8%	34.9%

Depreciation and amortization	535	493		1,568	1,354
Stock compensation expense	14	11		41	37
Other operating expenses, net	16	19		42	38

Income from operations	218	209		694	665

OTHER EXPENSES:
Interest expense, net	(217)	(214)		(638)	(635)
Loss on extinguishment of debt	—	—		—	(123)
Gain (loss) on derivative instruments, net	5	(8)		(3)	9
	(212)	(222)		(641)	(749)

Income (loss) before income taxes	6	(13)		53	(84)

Income tax expense	(59)	(57)		(188)	(124)

Net loss	$(53)	$(70)		$(135)	$(208)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.49)	$(0.68)		$(1.26)	$(2.05)

Weighted average common shares outstanding, basic and diluted	108,792,605	102,924,443		107,744,534	101,293,696

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Certain prior year amounts have been reclassified to conform with the 2014 presentation.

Addendum to Charter Communications, Inc. Third Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Nine Months Ended September 30,
	2014	2013
	Actual	Pro Forma (a)	% Change
REVENUES:
Video	$3,309	$3,128	5.8%
Internet	1,906	1,663	14.6%
Voice	436	514	(15.2)%
Commercial	731	615	18.9%
Advertising sales	234	214	9.3%
Other	132	137	(3.6)%
Total Revenues	6,748	6,271	7.6%

COSTS AND EXPENSES:
Programming	1,834	1,653	10.9%
Franchises, regulatory and connectivity	319	314	1.6%
Costs to service customers	1,250	1,216	2.8%
Marketing	404	377	7.2%
Other	596	527	13.1%
Total operating costs and expenses (excluding depreciation and amortization)	4,403	4,087	7.7%

Adjusted EBITDA	2,345	2,184	7.4%

Adjusted EBITDA margin	34.8%	34.8%

Depreciation and amortization	1,568	1,408
Stock compensation expense	41	37
Other operating expenses, net	42	38

Income from operations	694	701

OTHER EXPENSES:
Interest expense, net	(638)	(662)
Loss on extinguishment of debt	—	(123)
Gain (loss) on derivative instruments, net	(3)	9
	(641)	(776)

Income (loss) before income taxes	53	(75)

Income tax expense	(188)	(158)

Net loss	$(135)	$(233)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(1.26)	$(2.30)

Weighted average common shares outstanding, basic and diluted	107,744,534	101,293,696

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Certain prior year amounts have been reclassified to conform with the 2014 presentation.

(a) Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

September 30, 2013. Pro forma revenues, operating expenses and net loss increased by $264 million, $174 million and $25 million, respectively, for the nine months ended September 30, 2013.

Addendum to Charter Communications, Inc. Third Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10	$21
Accounts receivable, net	270	234
Prepaid expenses and other current assets	90	67
Total current assets	370	322

RESTRICTED CASH AND CASH EQUIVALENTS	3,513	—

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,305	7,981
Franchises	6,009	6,009
Customer relationships, net	1,175	1,389
Goodwill	1,170	1,177
Total investment in cable properties, net	16,659	16,556

OTHER NONCURRENT ASSETS	408	417

Total assets	$20,950	$17,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,586	$1,467
Total current liabilities	1,586	1,467

LONG-TERM DEBT	17,595	14,181
DEFERRED INCOME TAXES	1,610	1,431
OTHER LONG-TERM LIABILITIES	62	65

SHAREHOLDERS’ EQUITY	97	151

Total liabilities and shareholders’ equity	$20,950	$17,295

Addendum to Charter Communications, Inc. Third Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(53)	$(70)	$(135)	$(208)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	535	493	1,568	1,354
Stock compensation expense	14	11	41	37
Noncash interest expense	9	10	29	33
Loss on extinguishment of debt	—	—	—	123
(Gain) loss on derivative instruments, net	(5)	8	3	(9)
Deferred income taxes	53	56	177	112
Other, net	—	5	2	32
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(18)	(1)	(36)	10
Prepaid expenses and other assets	(10)	(7)	(21)	(13)
Accounts payable, accrued liabilities and other	(5)	33	101	92
Net cash flows from operating activities	520	538	1,729	1,563

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(569)	(425)	(1,678)	(1,259)
Change in accrued expenses related to capital expenditures	(13)	19	31	21
Sales (purchases) of cable systems, net	—	(673)	—	(673)
Restricted cash in escrow - CCO Safari, LLC	(3,513)	—	(3,513)	—
Other, net	(4)	(1)	(5)	(15)
Net cash flows from investing activities	(4,099)	(1,080)	(5,165)	(1,926)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	4,284	1,859	4,914	6,569
Repayments of long-term debt	(713)	(1,352)	(1,514)	(6,177)
Payments for debt issuance costs	(4)	(18)	(4)	(50)
Purchase of treasury stock	(1)	(1)	(18)	(11)
Proceeds from exercise of options and warrants	14	52	43	67
Other, net	—	(1)	4	(1)
Net cash flows from financing activities	3,580	539	3,425	397

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1	(3)	(11)	34
CASH AND CASH EQUIVALENTS, beginning of period	9	44	21	7
CASH AND CASH EQUIVALENTS, end of period	$10	$41	$10	$41

CASH PAID FOR INTEREST	$223	$214	$624	$584

Addendum to Charter Communications, Inc. Third Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2014 (a)	June 30, 2014 (a)	December 31, 2013 (a)	September 30, 2013 (a)
Footprint
Estimated Video Passings (b)	12,819	12,817	12,799	12,794
Estimated Internet Passings (b)	12,484	12,482	12,467	12,475
Estimated Voice Passings (b)	11,978	11,976	11,898	11,815

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	33.5%	33.7%	33.9%	34.0%
Internet Penetration of Estimated Internet Passings (c)	39.7%	38.9%	37.2%	36.4%
Voice Penetration of Estimated Voice Passings (c)	21.4%	21.1%	20.3%	19.9%

Residential
Residential Customer Relationships (d)	5,768	5,700	5,561	5,498
Residential Non-Video Customers	1,611	1,534	1,384	1,319
% Non-Video	27.9%	26.9%	24.9%	24.0%

Customers
Video (e)	4,157	4,166	4,177	4,179
Internet (f)	4,662	4,568	4,383	4,290
Voice (g)	2,389	2,360	2,273	2,217
Residential PSUs (h)	11,208	11,094	10,833	10,686
Residential PSU / Customer Relationships (d)(h)	1.94	1.95	1.95	1.94

Quarterly Net Additions/(Losses) (i)
Video (e)	(9)	(29)	(2)	(27)
Internet (f)	94	49	93	86
Voice (g)	29	35	56	41
Residential PSUs (h)	114	55	147	100

Bulk Digital Upgrade Net Additions (j)	20	15	4	3

Single Play Penetration (k)	38.1%	37.9%	37.6%	37.7%
Double Play Penetration (l)	29.3%	29.3%	29.8%	30.2%
Triple Play Penetration (m)	32.6%	32.7%	32.6%	32.2%
Digital Penetration (n)	97.7%	96.1%	91.8%	91.2%
Monthly Residential Revenue per Residential Customer (d)(o)	$110.81	$110.81	$108.12	$108.68

Commercial
Commercial Customer Relationships (d)(p)	380	385	375	359

Customers
Video (e)(p)	139	154	165	166
Internet (f)	294	282	257	245
Voice (g)	172	164	145	138
Commercial PSUs (h)	605	600	567	549

Quarterly Net Additions/(Losses) (i)
Video (e)(p)	(15)	(6)	(1)	2
Internet (f)	12	13	12	12
Voice (g)	8	12	7	7
Commercial PSUs (h)	5	19	18	21

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Third Quarter 2014 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2014, June 30, 2014, December 31, 2013 and September 30, 2013, customers include approximately 13,500, 15,400, 11,300 and 9,700 customers, respectively, whose accounts were over 60 days, approximately 1,200, 1,300, 800 and 1,000 customers, respectively, whose accounts were over 90 days and approximately 800, 700, 900 and 900 customers, respectively, whose accounts were over 120 days.

(b)
"Passings” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	"Penetration" represents residential and commercial customers as a percentage of estimated passings for the service indicated.

(d)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association ("NCTA"). Commercial customer relationships include video customers in commercial structures, which are calculated on an EBU basis (see footnote (p)) and non-video commercial customer relationships.

(e)
"Video Customers” represent those customers who subscribe to our video services. Our methodology for reporting residential video customers generally excludes units under bulk arrangements, unless those units have a digital set-top box, thus a direct billing relationship. As we complete our all-digital transition, bulk units are supplied with digital set-top boxes adding to our bulk digital upgrade customers.

(f)	"Internet Customers" represent those customers who subscribe to our Internet services.

(g)	"Voice Customers" represent those customers who subscribe to our voice services.

(h)	"Primary Service Units" or "PSUs" represent the total of video, Internet and voice customers.

(i)	"Quarterly Net Additions/(Losses)" represent the net gain or loss in the respective quarter for the service indicated.

(j)	"Bulk Digital Upgrade Net Additions" represents the portion of residential video net additions as a result of adding a digital set-top box to a bulk unit.

(k)	"Single Play Penetration" represents residential customers receiving only one Charter service offering, including video, Internet or voice, as a % of residential customer relationships.

(l)	"Double Play Penetration" represents residential customers receiving only two Charter service offering, including video, Internet and/or voice, as a % of residential customer relationships.

(m)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and voice, as a % of residential customer relationships.

(n)	"Digital Penetration" represents the number of residential digital video customers as a percentage of residential video customers.

(o)
"Monthly Residential Revenue per Residential Customer" is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(p)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers. For example, commercial video customers decreased by 13,000 during the three months ended September 30, 2014 due to a higher applicable video rate applied.

Addendum to Charter Communications, Inc. Third Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	Actual	Actual	Actual	Actual

Net loss	$(53)	$(70)	$(135)	$(208)
Plus: Interest expense, net	217	214	638	635
Income tax expense	59	57	188	124
Depreciation and amortization	535	493	1,568	1,354
Stock compensation expense	14	11	41	37
Loss on extinguishment of debt	—	—	—	123
(Gain) loss on derivative instruments, net	(5)	8	3	(9)
Other, net	16	19	42	38

Adjusted EBITDA (b)	783	732	2,345	2,094
Less: Purchases of property, plant and equipment	(569)	(425)	(1,678)	(1,259)

Adjusted EBITDA less capital expenditures	$214	$307	$667	$835

Net cash flows from operating activities	$520	$538	$1,729	$1,563
Less: Purchases of property, plant and equipment	(569)	(425)	(1,678)	(1,259)
Change in accrued expenses related to capital expenditures	(13)	19	31	21

Free cash flow	$(62)	$132	$82	$325

	Nine Months Ended September 30,
	2014	2013
	Actual	Pro Forma (a)

Net loss	$(135)	$(233)
Plus: Interest expense, net	638	662
Income tax expense	188	158
Depreciation and amortization	1,568	1,408
Stock compensation expense	41	37
Loss on extinguishment of debt	—	123
(Gain) loss on derivative instruments, net	3	(9)
Other, net	42	38

Adjusted EBITDA (b)	2,345	2,184
Less: Purchases of property, plant and equipment	(1,678)	(1,288)

Adjusted EBITDA less capital expenditures	$667	$896

(a) Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

(b) See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	Actual	Actual	Actual	Actual

Customer premise equipment (a)	$282	$193	$908	$618
Scalable infrastructure (b)	113	78	307	210
Line extensions (c)	50	54	131	162
Upgrade/Rebuild (d)	47	50	131	137
Support capital (e)	77	50	201	132

Total capital expenditures (f)	$569	$425	$1,678	$1,259

	Nine Months Ended September 30,
	2014	2013
	Actual	Pro Forma (g)

Customer premise equipment (a)	$908	$631
Scalable infrastructure (b)	307	220
Line extensions (c)	131	164
Upgrade/Rebuild (d)	131	139
Support capital (e)	201	134

Total capital expenditures (f)	$1,678	$1,288

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures include $115 million and $25 million for the three months ended September 30, 2014 and 2013, respectively, and $368 million and $29 million for the nine months ended September 30, 2014 and 2013, respectively, related to our all-digital transition; and $62 million and $71 million for the three months ended September 30, 2014 and 2013, respectively, and $184 million and $216 million for the nine months ended September 30, 2014 and 2013, respectively, related to commercial services.

(g)	Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

Addendum to Charter Communications, Inc. Third Quarter 2014 Earnings Release